Exhibit 10.1

Web.com Group, Inc. Supplemental Executive Retirement Plan

1.    Establishment of Plan. Web.com Group, Inc. (the “Company”) hereby adopts and establishes an unfunded supplemental retirement plan for a select group of key management or highly compensated employees of the Company which shall be known as the Web.com Group, Inc. Supplemental Executive Retirement Plan (the “Plan”).

2.    Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company who contribute significantly to the future business success of the Company with supplemental retirement income benefits through discretionary Company contributions.

3.    Definitions.

“Acceleration Events” is defined in Section 10.1 hereof.

“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan and includes the Discretionary Contribution Account.

“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.

“Beneficiary” means any person or entity, designated in accordance with Section 14.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” means the occurrence of any of the following:

(A) a sale or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (B) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (C) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company or (D) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder). Notwithstanding the foregoing, a Change in Control shall only be deemed to occur to the extent consistent with the requirements of Code section 409A.

“Claimant” has the meaning set forth in Section 15.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means the Administrative Committee as appointed by the Board in its discretion from time to time and initially consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer and Chief People Officer. Notwithstanding the foregoing, the Compensation Committee of the Board shall act as the Committee under the Plan with respect to Eligible Employees who also are members of the Administrative Committee. In addition, all decisions of the Administrative Committee with respect to Eligible Employees who are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 shall be subject to review and approval by the Compensation Committee of the Board.

“Company” means Web.com Group, Inc., a Delaware corporation, or any successor thereto and any Affiliate designated by the Committee as a sponsor of the Plan.

“Date of Hire” means the date when the Participant was first hired by the Company.

“Determination Date” means the first Valuation Date of the month beginning after the date of a Payment Event.

“Disabled or Disability” means that a Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) is determined to be totally disabled by the Social Security Administration.

“Discretionary Contribution” means the amount the Company contributes to the Plan on behalf of a Participant, pursuant to Section 6.1.

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“Discretionary Contribution Account” means a separate account maintained for each Participant to record the Discretionary Contributions made to the Plan pursuant to Section 6.1, plus all earnings and losses allocable thereto.

“Effective Date” means July 1, 2012.

“Election Notice” means the notice or notices established from time to time by the Committee for the Participant to select the form of payment for the Participant’s Account.

“Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees.

“Employee” means an employee of the Company.

“Entry Date” means, with respect to an Eligible Employee, the first day of the pay period following the effective date of such Eligible Employee’s participation in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“FICA Amount” has the meaning set forth in Section 10.1(b).

“Investment Option” means an investment fund, index or vehicle selected by the Committee and made available to Participants for the deemed investment of their Accounts.

“Normal Retirement Date” means the date on which a Participant attains a combination of at least age 62 with at least 5 Years of Service.

“Participant” means an Eligible Employee and any former Eligible Employee who is entitled to a benefit under the Plan.

“Payment Event” has the meaning set forth in Section 9.1.

“Plan” means this Web.com Group, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

“Plan Year” means the twelve consecutive month period which begins on January 1 and ends on the following December 31.

“Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

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“State, Local and Foreign Tax Amount” has the meaning set forth in Section 10.1(e).

“Trust” has the meaning set forth in Section 14.5.

“Trust Agreement” has the meaning set forth in Section 14.5.

“Valuation Date” means each day of the Plan Year on which the New York Stock Exchange is open for business.

“Year of Service” means each twelve (12) consecutive month period of a Participant’s continuous employment with the Company from the Date of Hire.

4.    Eligibility; Participation.

4.1    Requirements for Participation. The Committee shall select those Employees who shall be Eligible Employees for a Plan Year. Any Eligible Employee may participate in the Plan commencing as of the Entry Date occurring on or after the date on which they become an Eligible Employee.

4.2    Cessation of Participation. If a Participant ceases to be an Eligible Employee during a Plan Year, then the Participant shall not receive any further Discretionary Contributions as of the end of the Plan Year. Such Participant’s Account shall continue to be credited with earnings and losses until the applicable Determination Date.

5.    Election Procedures.

5.1    Election Notice. An Eligible Employee may file an Election Notice with the Committee. The Election Notice may specify the form of payment for the Participant’s Account (lump sum or annual installments). Such an Election Notice must be filed by a newly Eligible Employee no later than 30 days after the employee first becomes eligible to participate in the Plan.

6.    Company Contributions.

6.1    Discretionary Contributions. Each Plan Year the Company may, but need not, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Company shall determine in its sole discretion. Any Discretionary Contribution shall be credited to the Participant’s Discretionary Contribution Account on the business day on which the Discretionary Contributions are received by the administrative record-keeper. The Company is under no obligation to make a Discretionary Contribution for a Plan Year. Discretionary Contributions need not be uniform among Participants.

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7.    Accounts and Investment Options.

7.1    Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

7.2    Investment Options. The Committee shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Committee may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant may select the Investment Options for his or her Account in the Participant’s Election Notice and may make changes to his or her selections in accordance with procedures established by the Committee.

7.3    Investment Earnings. Each Account shall be adjusted for earnings or losses based on the performance of the Investment Options selected. Earnings and losses shall be computed on each Valuation Date. The amount paid to a Participant on the payment date shall be determined as of the applicable Determination Date.

7.4    Nature of Accounts. Accounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.

7.5    Statements. Each Participant shall be provided with statements or access to statements setting out the amounts in his or her Account which shall be delivered at such intervals determined by the Committee.

8.    Vesting.

8.1    Vesting of Discretionary Contributions.

Participants shall be vested in their Discretionary Contributions in accordance with the following schedule:

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Years of Service	Vested Percentage
Less than 15 Years of Service	0%
15 Years of Service	50%
16 Years of Service	60%
17 Years of Service	70%
18 Years of Service	80%
19 Years of Service	90%
20 Years of Service	100%

Further, the Committee may, in its discretion but subject to Section 13, change or establish in writing a different vesting schedule from the one stated in this Section 8 that will apply to Discretionary Contributions made to the Plan on behalf of any Participant for any Plan Year.

8.2    Vesting of Accounts. Notwithstanding any other provision of the Plan, all Accounts for a Participant shall become immediately 100% vested if one of the following events occur:

a)	the occurrence of a Change in Control;

b)	the Participant’s Normal Retirement Date;

c)	the Participant’s Disability; or

d)	the Participant’s death.

9.    Payment of Participant Accounts.

9.1    In General. Payment of a Participant’s vested Account shall be made (or commence, in the case of installments) on the Determination Date following the earliest to occur of the following events (each a “Payment Event”):

a)	The date that is six months after a Participant’s Separation from Service, or if later, the date the Participant attains age 55;

b)	The Participant’s death;

c)	The Participant’s Disability; and

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d)	The occurrence of a Change in Control.

9.2    Timing of Valuation. The value of a Participant’s Account on the payment date shall be determined as of the applicable Determination Date.

9.3    Forfeiture of Unvested Account Balances. Unless otherwise determined by the Committee, and subject to Section 8.2, a Participant’s unvested Account balance shall be forfeited upon the occurrence of a Payment Event.

9.4    Timing of Payments . Except as otherwise provided in this Section 9, payments shall be made or commence within 60 days of the Determination Date.

9.5    Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Participant’s Account shall be made upon the Participant’s Separation from Service until the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death) (the “Specified Employee Payment Date”). Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Payment date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

9.6    Form of Payment. Each Participant shall specify in his or her Election Notice the form of payment (lump sum or installments) for amounts in his or her Account that are covered by the election; provided that:

a)	If the Participant elects to have amounts paid in installments, the payment must be in annual installments over a term certain not to exceed 5 years or any other permissible installment schedules selected by the Committee and set forth in the Election Notice. Subsequent annual installments, if any, shall be valued as of January 31 of each subsequent Plan Year and paid within 60 days thereafter.

b)	In the event of a Change in Control or the Participant’s death, the Participant’s Account will be distributed in a lump sum.

c)	Notwithstanding any payment election made by the Participant, the vested balance in the Participant’s Account will be distributed in a single lump sum payment at the time designated under the Plan if, at the Determination Date, the total vested balance in the Account is $5,000 or less.

In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum.

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9.7    Medium of Payment. Any payment from a Participant’s Account shall be made in cash.

10.     Acceleration Events.

10.1    Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 10. The Committee’s determination of whether payment may be accelerated in accordance with this Section 10 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

(a)   Limited Cashouts. The Committee may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.

(b)   Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 10.1(b) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c)   Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(d)   Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant’s vested Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(e)   Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Account for:

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(i)	the payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii)	the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(f)   Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

11.   Section 162(m) of the Code. If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Section 162(m) of the Code, such payment may be delayed and paid during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 11 unless all scheduled payments to the Participant and all similarly situated Participants that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

12.   Plan Administration.

12.1    Administration By Committee. The Plan shall be administered by the Committee which shall have the authority to:

(a)   construe and interpret the Plan and apply its provisions;

(b)   promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

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(c)   authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)   select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;

(e)   determine whether any Discretionary Contributions will be made to the Plan on behalf of any Participants with respect to any Plan Year and the amount of any such contributions;

(f)   select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;

(g)   calculate deemed investment earnings and losses;

(h)   interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan; and

(i)   exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

12.2    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the amount, terms or conditions of any Discretionary Contribution; or (b) the availability of Investment Options.

12.3    Committee Decisions Final. Subject to Section 15, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

12.4    Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own wilful malfeasance, gross negligence or reckless disregard of his or her duties.

13.    Amendment and Termination.

The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

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14.   Miscellaneous.

14.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

14.2    Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

14.3    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Florida, without reference to the principles of conflicts of law (except and to the extent pre-empted by applicable Federal law).

14.4    Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts contributed under this Plan shall be aggregated with amounts deferred or contributed under other account balance plans.

14.5    Trust. The Company has entered into an agreement (“Trust Agreement”) with Reliance Trust to establish an irrevocable rabbi trust, the Web.com Group, Inc. Non-Qualified Plan Trust (“Trust”), to be effective July 1, 2012, pursuant to which Reliance Trust will serve as the trustee under the Trust to be used in connection with the Plan.

The Company intends to make contributions to the Trust which will be held by the Trust and invested and distributed in accordance with the terms of the Plan and the Trust Agreement.

The Trust is intended to be a rabbi trust and the assets of the Trust shall at all times be subject to the claims of the Company’s general creditors.

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Notwithstanding the existence of the Trust, the Plan is intended to be “unfunded” for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.

14.6    No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.

14.7    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

14.8    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 14.7).

14.9    Expenses. The costs of administering the Plan shall be paid by the Company.

14.10    Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

14.11    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

15.   Claims Procedures.

15.1    Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

15.2    Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

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15.3    Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a)   The specific reason(s) for the denial;

(b)   Specific reference to the pertinent Plan provisions on which such denial is based;

(c)   A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(d)   A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(e)   If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

15.4    Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

15.5    Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a)   The specific reason(s) for the denial;

(b)   Specific references to the pertinent Plan provisions on which such denial is based;

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(c)   A statement that the Claimant may receive on request all relevant records at no charge;

(d)   A description of the Plan’s voluntary procedures and deadlines, if any;

(e)   A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(f)   If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

15.6    Claims Procedures Mandatory. The internal claims procedures set forth in this Section 15 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 15, the denial of the Claim shall become final and binding on all persons for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Web.com Group, Inc. has adopted this Plan as of the Effective Date written above.

Web.com Group, Inc.

By	/s/ David L. Brown
Name: David L. Brown
Title: Chief Executive Officer

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